Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the Mergers and pro forma adjustments described in the accompanying notes.

On February 19, 2024, Capital One Financial Corporation, a Delaware corporation (“Capital One”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Discover Financial Services, a Delaware corporation (“Discover”), and Vega Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Capital One (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Discover (the “Merger”), with Discover continuing as the surviving corporation in the Merger (the “Surviving Company”), and immediately following the Merger, the Surviving Company will merge with and into Capital One (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Capital One continuing as the surviving corporation in the Second Step Merger. Immediately following the Second Step Merger, Discover’s wholly owned Delaware-chartered bank subsidiary, Discover Bank, will merge with and into Capital One’s wholly owned national bank subsidiary, Capital One, National Association (the “Bank Merger”), with Capital One, National Association continuing as the surviving entity in the Bank Merger. The Merger Agreement was unanimously approved by the board of directors of each of Capital One, Discover and Merger Sub.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Discover (“Discover Common Stock”) outstanding immediately prior to the Effective Time, other than certain shares held by Capital One or Discover, will be converted into the right to receive 1.0192 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Capital One (“Capital One Common Stock”). Holders of Discover Common Stock will receive cash in lieu of fractional shares.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Second Step Merger (the “Second Effective Time”), (i) each share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share, of Discover (“Discover Series C Preferred Stock”) and (ii) each share of 6.125% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D, par value $0.01 per share, of Discover (“Discover Series D Preferred Stock” and collectively with the Discover Series C Preferred Stock, the “Discover Preferred Stock”), outstanding immediately prior to the Second Effective Time will be converted into the right to receive one share of an applicable newly created series of preferred stock of Capital One having terms that are not materially less favorable than the Discover Series C Preferred Stock or Discover Series D Preferred Stock, as applicable (“New Capital One Preferred Stock”).

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, (i) each outstanding Discover restricted stock unit award will be converted into a corresponding award with respect to Capital One Common Stock, with the number of shares underlying such award adjusted based on the Exchange Ratio, and (ii) each outstanding Discover performance stock unit award will be converted into a cash-based award, with the number of shares underlying such award determined based on the greater of target and actual performance for awards for which more than one year of the performance period has elapsed, and target performance for awards for which one year or less of the performance period has elapsed, with the per share cash amount determined using the product of the Exchange Ratio and the average of the closing sale prices of Capital One Common Stock for the five trading days ending on the day preceding the closing date of the Mergers. Each such converted Capital One award will otherwise continue to be subject to the same terms and conditions as applied to the corresponding Discover equity award.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 combines the historical results of Capital One and Discover, giving effect to the Mergers and the issuance of shares of Capital One Common Stock and New Capital One Preferred Stock in the Mergers as if those transactions had occurred on January 1, 2023, the first day of Capital One’s fiscal year. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical consolidated balance sheets of Capital One and Discover as of December 31, 2023, giving effect to the Mergers and the issuance of shares of Capital One Common Stock and New Capital One Preferred Stock in the Mergers as if those transactions had occurred on December 31, 2023.

The historical consolidated financial information of Capital One and Discover has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are necessary to account for the Mergers and the issuance of shares of Capital One Common Stock and New Capital One Preferred Stock in the Mergers, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, impacts of Discover’s contemplation of its disposition of its private student loan portfolio, or any other business changes or synergies that may result from the Mergers. Based on known facts and circumstances and because the Mergers are not contingent on the disposition of Discover’s private student loan portfolio, the unaudited pro forma condensed combined financial information does not reflect any transaction accounting adjustments related to a potential sale of Discover’s private student loan portfolio and presents that portfolio consistent with Discover’s historical audited consolidated financial statements as of December 31, 2023. Certain reclassifications have also been made to conform the historical financial statement presentation of Discover to that of Capital One.

The following unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the separate historical audited consolidated financial statements of Capital One as of and for the fiscal year ended December 31, 2023, and the related notes, included in Capital One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and

•

the separate historical audited consolidated financial statements of Discover as of and for the fiscal year ended December 31, 2023, and the related notes, included in Discover’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Accounting for the Mergers

The Mergers are being accounted for as a business combination using the acquisition method with Capital One as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate purchase consideration will be allocated to Discover’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Mergers. The process of valuing the net assets of Discover immediately prior to the Mergers, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision until a final determination of fair value of the assets acquired and liabilities assumed is performed. Refer to Note 1 - Basis of Presentation for more information.

All financial data included in the unaudited condensed combined financial information is presented in millions of U.S. Dollars and has been prepared on the basis of U.S. GAAP and Capital One’s accounting policies.

The unaudited pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Mergers and the issuance of shares of Capital One Common Stock and New Capital One Preferred Stock in the Mergers had been completed on the dates set forth above, nor is it indicative of the future results or financial position of Capital One following the Mergers. The unaudited pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. To the extent information was publicly available, such preliminary fair value estimates were corroborated against readily available information, inclusive of fair value marks disclosed on comparable portfolios of financial assets and liabilities. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2023

($ in millions)

	Capital One Historical	Discover Reclassed (Note 2)		Transaction Accounting Adjustments	Note 4		Pro Forma Combined
Assets
Cash and cash equivalents
Cash and due from banks	$4,903		$2,000	$(150)	(a	)	$6,753
Interest-bearing deposits and other short-term investments	38,394		9,685	—			48,079

Total cash and cash equivalents	43,297		11,685	(150)			54,832
Restricted cash for securitization investors	458		43	—			501
Securities available for sale	79,117		13,655	(19)	(b	)	92,753
Loans held for investment:
Unsecuritized loans held for investment	289,229		97,969	436	(c	)	387,634
Loans held in consolidated trusts	31,243		30,440	956	(d	)	62,639

Total loans held for investment	320,472		128,409	1,392			450,273
Allowance for credit losses	(15,296)		(9,283)	—	(e	)	(24,579)

Net loans held for investment	305,176		119,126	1,392			425,694
Loans held for sale	854			—			854
Premises and equipment, net	4,375		1,091	—			5,466
Interest receivable	2,478		1,365	—			3,843
Goodwill	15,065		255	7,222	(f	)	22,542
Other assets	27,644		4,302	7,675	(g	)	39,621

Total assets	$478,464		$151,522	$16,120			$646,106

Liabilities:
Interest payable	$649	$		$—			$649
Deposits:
Non-interest-bearing deposits	28,024		1,438	—			29,462
Interest-bearing deposits	320,389		107,493	93	(h	)	427,975

Total deposits	348,413		108,931	93			457,437
Securitized debt obligations	18,043		10,993	(158)	(i	)	28,878
Other debt:
Federal funds purchased and securities loaned or sold under agreements to repurchase	538			—			538
Senior and subordinated notes	31,248		9,588	(119)	(j	)	40,717
Other borrowings	27		750	—			777

Total other debt	31,813		10,338	(119)			42,032
Other liabilities	21,457		6,432	—			27,889

Total liabilities	420,375		136,694	(184)			556,885

Stockholders’ equity
Preferred stock	—		0	—	(k	)	0
Common stock	7		6	(3)	(k	)	10
Additional paid-in capital, net	35,541		5,609	30,488	(k	)	71,638
Retained earnings	60,945		30,448	(35,416)	(k	)	55,977
Accumulated other comprehensive loss	(8,268)		(225)	225	(k	)	(8,268)
Treasury stock, at cost	(30,136)		(21,010)	21,010	(k	)	(30,136)

Total stockholders’ equity	58,089		14,828	16,304			89,221

Total liabilities and stockholders’ Equity	$478,464		$151,522	$16,120			$646,106

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2023

($ in millions, except share and per share data)

	Capital One Historical	Discover Reclassed (Note 2)	Transaction Accounting Adjustments	Note 5		Pro Forma Combined
Interest income:
Loans, including loans held for sale	$37,410	$16,953	$(1,067)	(a	)	$53,296
Investment securities	2,550	449	—			2,999
Other	1,978	443	—			2,421

Total interest income	41,938	17,845	(1,067)			58,716

Interest expense:
Deposits	9,489	3,886	(31)	(b	)	13,344
Securitized debt obligations	959	—	53	(c	)	1,012
Senior and subordinated notes	2,204	855	40	(d	)	3,099
Other borrowings	45	5	—			50

Total interest expense	12,697	4,746	62			17,505

Net interest income	29,241	13,099	(1,129)			41,211
Provision for credit losses	10,426	6,018	6,422	(e	)	22,866

Net interest income after provision for credit losses	18,815	7,081	(7,551)			18,345

Non-interest income:
Interchange fees, net	4,793	1,447	—			6,240
Service charges and other customer-related fees	1,667	1,238	—			2,905
Net securities gains (losses)	(34)	—	—			(34)
Other	1,120	76	—			1,196

Total non-interest income	7,546	2,761	—			10,307

Non-interest expense:
Salaries and associate benefits	9,302	2,434	—			11,736
Occupancy and equipment	2,160	89	—			2,249
Marketing	4,009	1,164	—			5,173
Professional services	1,268	1,041	150	(f	)	2,459
Communications and data processing	1,383	608	—			1,991
Amortization of intangibles	82	—	2,621	(g	)	2,703
Other	2,112	680	—			2,792

Total non-interest expense	20,316	6,016	2,771			29,103

Income from continuing operations before income taxes	6,045	3,826	(10,322)			(451)
Income tax provision	1,158	886	(2,520)	(h	)	(476)

Net income	4,887	2,940	(7,802)			25

Dividends and undistributed earnings allocated to participating securities	(77)	(19)	—			(96)
Preferred stock dividends	(228)	(62)	—			(290)

Net income available to common stockholders	$4,582	$2,859	$(7,802)			$(361)

Basic earnings (loss) per share	$11.98			(i	)	$(0.57)

Diluted earnings (loss) per share	$11.95			(i	)	$(0.57)

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X.

As discussed in Note 2, certain reclassifications were made to align Discover with Capital One’s financial statement presentation. Capital One is currently in the process of evaluating Discover’s accounting policies with the information currently available and has determined that no significant adjustments are necessary to conform Discover’s financial statements to the accounting policies used by Capital One. Therefore, the only changes noted herein are those related to presentation. As a result of this ongoing review and as more information becomes available, additional differences could be identified between the accounting policies of the two companies until finalized upon completion of the Mergers.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, with Capital One as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on the historical financial statements of Capital One and Discover. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their fair values as of the acquisition date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this filing, Capital One has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of Discover’s assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Discover assets and liabilities are presented at their respective carrying amounts and should therefore be treated as preliminary. A final determination of the fair value of Discover’s assets and liabilities will be based on Discover’s actual assets and liabilities as of the closing date of the Mergers and, therefore, cannot be made prior to the consummation of the Mergers. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed relating to the Mergers could differ materially from the preliminary allocation of aggregate purchase consideration. The final valuation will be based on the actual net tangible and intangible assets of Discover existing at the acquisition date.

The unaudited pro forma condensed combined balance sheet, as of December 31, 2023, and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023, presented herein, are based on the historical financial statements of Capital One and Discover. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 is presented as if Capital One’s acquisition of Discover had occurred on December 31, 2023 and combines the historical balance sheet of Capital One as of December 31, 2023 with the historical balance sheet of Discover as of December 31, 2023. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 has been prepared as if the Mergers had occurred on January 1, 2023 and combines Capital One’s historical statement of income for the fiscal year ended December 31, 2023 with Discover’s historical statement of income for the fiscal year ended December 31, 2023.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Mergers or any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Capital One believes are reasonable under the circumstances. There are no material transactions between Capital One and Discover during the period presented. Accordingly, adjustments to eliminate transactions between Capital One and Discover have not been reflected in the unaudited pro forma condensed combined financial information.

Note 2 – Conforming Accounting Policies and Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Discover’s financial information to identify differences in accounting policies as compared to those of Capital One and differences in financial statement presentation as compared to the presentation of Capital One. With the information currently available, Capital One is not aware of any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial statements. However, certain reclassification adjustments have been made to conform Discover’s historical financial statement presentation to Capital One’s historical financial statement presentation. Following the completion of the Mergers, or as more information becomes available, Capital One will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A.

The following items represent certain reclassification adjustments to conform Discover’s Consolidated Balance Sheet presentation to Capital One’s Consolidated Balance Sheet presentation, which have no impact on net assets and are summarized below (in millions):

Capital One Consolidated Balance Sheet Line Items	Discover Historical Consolidated Balance Sheet Line Items	Discover As of December 31, 2023	Reclassification	Note 2A		Discover Reclassed As of December 31, 2023
Assets
Cash and cash equivalents
Cash and due from banks		$—	$2,000	(i	)	$2,000
Interest-bearing deposits and other short-term investments		—	9,685	(i	)	9,685
	Cash and cash equivalents	11,685	(11,685)	(i	)	—

Total cash and cash equivalents		11,685	—			11,685

Restricted cash for securitization investors	Restricted cash	43	—			43
Securities available for sale	Investment securities	13,655	—			13,655
Loans held for investment:
Unsecuritized loans held for investment		—	97,969	(ii	)	97,969
Loans held in consolidated trusts		—	30,440	(ii	)	30,440
	Loan receivables	128,409	(128,409)	(ii	)	—

Total loans held for investment		128,409	—			128,409
Allowance for credit losses	Allowance for credit losses	(9,283)	—			(9,283)

Net loans held for investment		119,126	—			119,126
Loans held for sale		—	—			—
Premises and equipment, net	Premises and equipment, net	1,091	—			1,091
Interest receivable		—	1,365	(iii	)	1,365
Goodwill	Goodwill	255	—			255
Other assets	Other assets	5,667	(1,365)	(iii	)	4,302

Total assets		$151,522	$—			$151,522

Liabilities:
Interest payable		$—	$—			$—
Deposits:
Non-interest-bearing deposits	Non-interest-bearing deposit accounts	1,438	—			1,438
Interest-bearing deposits	Interest-bearing deposit accounts	107,493	—			107,493

Total deposits		108,931	—			108,931
Securitized debt obligations		—	10,993	(iv	)	10,993
Federal funds purchased and securities loaned or sold under agreements to repurchase		—	—			—
Senior and subordinated notes	Long-term borrowings	20,581	(10,993)	(iv	)	9,588
Other borrowings	Short-term borrowings	750	—			750

Total other debt		21,331	(10,993)			10,338
Other liabilities	Accrued expenses and other liabilities	6,432	—			6,432

Total liabilities		136,694	—			136,694

Stockholders’ equity:
Preferred stock	Preferred Stock	1,056	(1,056)	(v	)	0
Common stock	Common Stock	6	—			6
Additional paid-in capital, net	Additional paid-in capital	4,553	1,056	(v	)	5,609

Retained earnings	Retained earnings	30,448	—	30,448
Accumulated other comprehensive income (loss)	Accumulated other comprehensive loss	(225)	—	(225)
Treasury stock, at cost	Treasury stock, at cost	(21,010)	—	(21,010)

Total stockholders’ equity		14,828	—	14,828

Total liabilities and stockholders’ equity		$151,522	$—	$151,522

i.

To reclassify Discover’s Cash and cash equivalents balance into the two component line items presented by Capital One (Cash and due from banks and Interest-bearing deposits and other short-term investments).

ii.	To reclassify Discover’s Loans receivable balance into the two component line items presented by Capital One (Unsecuritized loans held for investment and Loans held in consolidated trusts).

iii.	To reclassify $1,365 million of accrued interest receivable within Other assets to Interest receivable.

iv.	To reclassify $10,993 million of Long-term borrowings to Securitized debt obligations.

v.	To reclassify $1,056 million of the excess Preferred stock over par, $0.01 per share, to Additional paid-in capital, net.

B.

The following items represent certain reclassification adjustments to conform Discover’s Consolidated Statement of Income presentation to Capital One’s Consolidated Statement of Income presentation, which have no impact on Net income and are summarized below (in millions):

Capital Consolidated Statement of Income Line Items	Discover Historical Consolidated Statement of Income Line Items		Discover Year Ended December 31, 2023		Reclassification	Note 2B			Discover Reclassed Year Ended December 31, 2023
Interest income:	Interest income	$		$				$
Loans, including loans held for sale	Credit card loans		14,438		2,515	(i	)		16,953
	Other loans		2,515		(2,515)	(i	)		—
Investment securities	Investment securities		449		—				449
Other	Other interest income		443		—				443

Total interest income	Total interest income		17,845		—				17,845

Interest expense:	Interest expense
Deposits	Deposits		3,886		—				3,886
Securitized debt obligations			—		—				—
Senior and subordinated notes	Long-term borrowings		855		—				855
Other borrowings	Short-term borrowings		5		—				5

Total interest expense			4,746		—				4,746

Net interest income	Net interest income		13,099		—				13,099
Provision for credit losses	Provision for credit losses		6,018		—				6,018

Net interest income after provision for credit losses	Net interest income after provision for credit losses		7,081		—				7,081

Non-interest income:	Other income
Interchange fees, net	Discount and interchange revenue, net		1,447		—				1,447
Service charges and other customer-related fees			—		1,238	(ii	)		1,238
	Protection products revenue		172		(172)	(ii	)		—
	Loan fee income		763		(763)	(ii	)		—
	Transaction processing revenue		303		(303)	(ii	)		—
Net securities gains (losses)			—		—				—
Other	Other income		85		(9)	(iii	)		76
	(Losses) gains on equity investments		(9)		9	(iii	)		—

Total non-interest income	Total other income		2,761		—				2,761

Non-interest expense:	Other expense
Salaries and associate benefits	Employee compensation and benefits		2,434		—				2,434
Occupancy and equipment	Premises and equipment		89		—				89
Marketing	Marketing and business development		1,164		—				1,164
Professional services	Professional fees		1,041		—				1,041
Communications and data processing	Information processing and communications		608		—				608
Amortization of intangibles			—		—				—
Other	Other expense		680		—				680

Total non-interest expense	Total other expense		6,016		—				6,016

Income from continuing operations before income taxes	Income before income taxes		3,826		—				3,826
Income tax provision	Income tax expense		886		—				886

Net Income	Net Income		2,940	—		2,940
Dividends and undistributed earnings allocated to participating securities	Income allocated to participating securities		(19)	—		(19)
Preferred stock dividends	Preferred stock dividends		(62)	—		(62)

Net income available to common stockholders	Net income allocated to common stockholders	$	2,859	$—	$	2,859

i.	To reclassify Interest income from Other loans to Interest income from Loans, including loans held for sale.

ii.	To reclassify Protection products revenue, Loan fee income, and Transaction processing revenue to Service charges and other customer-related fees.

iii.	To reclassify (Losses) gains on equity investments to Other within Non-interest income.

Note 3 – Preliminary Purchase Price Allocation

Estimated preliminary purchase consideration

The following table summarizes the determination of the preliminary estimated purchase consideration for Discover with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of Capital One Common Stock and a sensitivity in the carrying value of Discover Preferred Stock from March 8, 2024 baseline with its impact on the preliminary goodwill.

(in millions, expect per share data)	Amount
Share consideration:
Shares of Discover Common Stock issued and outstanding immediately prior to the Mergers (i)	250,555,294
Exchange Ratio (ii)	1.0192

Estimated number of shares of Capital One Common Stock to be issued in the Mergers	255,365,956
Price per share of Capital One Common Stock as of March 8, 2024	$137.23

Estimated fair value of consideration for outstanding common stock	35,044
Estimated fair value of consideration for preferred stock (iii)	1,056

Estimated fair value of preliminary purchase price consideration (iv)	$36,100

i)	Assumed based on Discover’s shares of common stock issued and outstanding as of March 8, 2024.

ii)	Exchange Ratio pursuant to the terms of the Merger Agreement.

iii)

In connection with the Mergers, Capital One will convert the Discover Series C Preferred Stock and the Discover Series D Preferred Stock into New Capital One Preferred Stock of Capital One. At this time, there is not sufficient and reliable information available for Capital One to complete the analysis and calculations in sufficient detail necessary to determine whether any adjustment to the current carrying value is reasonable. Capital One performed a sensitivity analysis of the potential difference between carrying value and fair value and determined it to be not significant for the purpose of these unaudited pro forma condensed combined financial statements.

iv)

In connection with the Mergers, Capital One has agreed to convert certain equity awards held by Discover employees into Capital One equity awards. At this time, Capital One has not completed its analysis and calculations in sufficient detail related to eligible employees and vesting schedules in order to quantify a pro forma adjustment. Any resulting adjustment may result in the recognition of an incremental component of purchase consideration transferred, which is not currently reflected in the preliminary estimated purchase consideration.

The value of the purchase consideration to be paid by Capital One in shares of Capital One Common Stock and New Capital One Preferred Stock upon the consummation of the Mergers will be determined based on the closing price of Capital One Common Stock and New Capital One Preferred Stock on the closing date and the number of issued and outstanding shares of Discover Common Stock and Discover Preferred Stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material. As the preliminary estimated purchase consideration could significantly differ from the amounts presented due to movements in Capital One share price up to the closing date. A sensitivity analysis related to the fluctuation in Capital One share price was performed to assess the impact a hypothetical change of 10% on the closing price of Capital One Common Stock and carrying value of Discover Preferred Stock on March 8, 2024 would have on the estimated preliminary aggregate purchase consideration and its impact on the preliminary goodwill as of the closing date:

	Share Price	Estimated Consideration (Equity Portion)	Preliminary Goodwill Impact
Capital One Common stock:
10% increase	$150.95	$38,548	$3,504
10% decrease	$123.51	$31,539	$(3,504)
New Capital One Preferred stock:
10% increase		$1,162	$106
10% decrease		$950	$(106)

Preliminary purchase consideration allocation

The assumed accounting for the Mergers, including the preliminary purchase consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon preliminary estimates of fair value. The final determination of the estimated fair values, the assets’ useful lives, and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Capital One believes are reasonable under the circumstances. The purchase price adjustments relating to the Discover and Capital One combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the allocation of the preliminary purchase price consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Discover, as if the Mergers had been completed on December 31, 2023, with the excess recorded to Goodwill:

(in millions)	Amount
Preliminary fair value of assets acquired:
Cash and cash equivalents	$11,728
Securities available for sale	13,636
Loans held for investment, net of Allowance for credit losses	126,940
Premises and equipment, net	1,091
Interest receivable	1,365
Intangible assets	10,579
Other assets	(206)

Preliminary fair value of liabilities assumed:
Non-interest-bearing deposits	1,438
Interest-bearing deposits	107,586
Securitized debt obligations	10,835
Senior and subordinated notes	9,469
Other borrowings	750
Other liabilities	6,432

Preliminary fair value of net assets acquired	28,623

Preliminary Goodwill	7,477

Estimated preliminary purchase price consideration	$36,100

Note 4 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the Transaction Accounting Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2023. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

(a) Represents an adjustment of ($150) million to Cash and due from banks for the payment of expected transaction costs related to the Mergers for legal fees, advisory services, and accounting and other professional fees.

(b) Represents an adjustment of ($19) million to Securities available for sale to reflect the estimated fair value of residential mortgage-backed securities. The fair value estimate was prepared in a manner consistent with both Discover’s most recent audited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(c) Represents adjustments to Unsecuritized loans held for investment consisting of the following:

(in millions)	Amount
Estimate of fair value related to current interest rates and liquidity	$5,943
Estimate of lifetime credit losses on acquired Unsecuritized loans held for investment	(7,911)

Net fair value pro forma adjustments	(1,968)
Gross up of Purchase Credit Deteriorated (“PCD”) loans for credit mark (see Note e below for allowance for credit loss)	2,404

Net pro forma transaction accounting adjustment to Unsecuritized loans held for investment	$436

The fair value estimate was prepared in a manner consistent with both Discover’s most recent audited financial statements and Capital One’s internal income approach. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(d) Represents adjustments to Loans held in consolidated trusts consisting of the following:

(in millions)	Amount
Estimate of fair value related to current interest rates and liquidity	$1,871
Estimate of lifetime credit losses on acquired Loans held in consolidated trusts	(1,372)

Net fair value pro forma adjustments	499
Gross up of PCD loans for credit mark (see Note e below for allowance for credit loss)	457

Net pro forma transaction accounting adjustment to Loans held in consolidated trusts	$956

The fair value estimate was prepared in a manner consistent with both Discover’s most recent audited financial statements and Capital One’s internal income approach. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(e) Represents adjustments to Allowance for credit losses consisting of the following:

(in millions)	Amount
Reversal of historical Discover Allowance for credit losses	$9,283
Establishment of the Allowance for credit losses for PCD loans’ estimated lifetime losses	(2,861)

Net pro forma transaction accounting adjustments to Allowance for credit losses	6,422
Establishment of the Allowance for credit losses for non-PCD loans’ estimated lifetime losses	(6,422)

Net change to Allowance for credit losses resulting from the Mergers	$—

For purposes of this pro forma presentation, the non-PCD loans portfolio and PCD loans portfolio were estimated to have a weighted-average life of 3 years, and 1 year, respectively.

(f) Represents an adjustment to Goodwill to reflect the resulting goodwill that would have been recorded if the Mergers occurred on January 1, 2023:

(in millions)	Amount
Goodwill resulting from the Mergers (Note 3)	$7,477
Less: Elimination of Discover’s historical Goodwill	(255)

Net pro forma transaction accounting adjustments to Goodwill	$7,222

(g) Represents adjustments to Other Assets consisting of the following:

(in millions)	Amount	Estimated Useful Life (Years)
Estimated Fair Value - Purchased Credit Card Relationships (i)	$10,226	7
Estimated Fair Value - Core Deposits (i)	353	10
Estimated deferred income taxes (ii)	(2,904)

Net pro forma transaction accounting adjustments to Other Assets	$7,675

(i) The estimated fair values for identifiable intangible assets are preliminary and are based on a market participant approach. As the preliminary estimated fair values could significantly differ from the amounts presented a sensitivity analysis was performed to assess the impact of a hypothetical change of 10%. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the intangible assets by approximately $1,058 million. The amount of intangibles following the Mergers may differ significantly based upon the final assigned fair value of each identifiable intangible asset. The identification and valuation of intangible assets is preliminary and subject to change and could vary materially from the final determination of the fair value.

(ii) Represents an adjustment for the estimated tax impacts of the pro forma adjustments to deferred income taxes as a result of purchase accounting in the unaudited pro forma condensed combined balance sheet by using a statutory tax rate of 24.4% for the year ended December 31, 2023. The total effective tax rate of Capital One following the Mergers could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for this unaudited pro forma condensed combined financial information is an estimate, it will likely vary from the actual rate in periods subsequent to the completion of the business combination and those differences may be material.

(h) Represents an adjustment of $93 million to Interest Bearing Deposits to reflect the estimated fair value of time deposits. The fair value estimate was prepared in a manner consistent with both Discover’s most recent audited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(i) Represents an adjustment of ($158) million to Securitized debt obligations to reflect the estimated fair value of long-term borrowings – owed to securitization investors. The fair value estimate was prepared in a manner consistent with both Discover’s most recent audited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(j) Represents an adjustment of ($119) million to Senior and Subordinated Notes to reflect the estimated fair value of other long-term borrowings. The fair value estimate was prepared in a manner consistent with both Discover’s most recent audited financial statements and Capital One’s internal fair value measurements for similar instruments. Detailed valuations have not been performed and, accordingly, the fair value adjustment reflects preliminary estimates made by Capital One and is subject to change once further analyses are performed and as additional information becomes available.

(k) Represents adjustments to Stockholders’ equity consisting of the following:

(in millions)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated other comprehensive loss	Treasury Stock
Pro forma transaction accounting adjustments:
Elimination of Discover’s historical equity balances	$0	$(6)	$(5,609)	$(30,448)	$225	$21,010
Issuance of shares of Capital One common stock	—	3	35,041	—	—	—
Issuance of shares of Capital One preferred stock	(0)	—	1,056	—	—	—
Establishment of the Allowance for credit losses for non-PCD loans estimated lifetime losses	—	—	—	(4,855)	—	—
Represents after-tax transaction fees and expenses related to the Mergers	—	—	—	(113)	—	—

Net pro forma transaction accounting adjustments to equity	$—	$(3)	$30,488	$(35,416)	$225	21,010

Note 5 – Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Income

The following pro forma adjustments have been included in the Transaction Accounting Adjustments column to give effect as if the Mergers had been completed on January 1, 2023 in the accompanying unaudited pro forma condensed combined statement of income for the fiscal year ended December 31, 2023:

(a) Represents adjustments to Interest income consisting of the following:

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Amortization of fair value adjustments to Unsecuritized loans held for investments	$(593)
Amortization of fair value adjustments to Loans held in consolidated trusts	(474)

Net pro forma transaction accounting adjustments to Loans, including loans held for sale income	$(1,067)

Pro forma amortization is preliminary and based on the use of straight-line amortization over 3 years and 1 year for non-PCD loans and PCD loans, respectively. The amount of amortization following the Mergers may differ significantly between periods based upon the final value assigned and accretion methodology.

(b) Represents an adjustment of ($31) million to Deposits expense within Interest expense to reflect the amortization of fair value adjustments to Time deposits. Pro forma amortization is preliminary and based on the use of straight-line methodology, using an estimated useful life of 3 years.

(c) Represents an adjustment of $53 million to Securitized debt obligation expense within Interest expense to reflect the accretion of fair value adjustment to Securitized debt obligations. Pro forma accretion is preliminary and based on the use of straight-line methodology, using an estimated useful life of 3 years.

(d) Represents an adjustment of $40 million to Senior and subordinated notes expense within Interest expense to reflect the accretion of fair value adjustment to Senior and subordinated notes. Pro forma accretion is preliminary and based on the use of straight-line methodology, using an estimated useful life of 3 years.

(e) Reflects the adjustments to Provision for credit losses consist of the following:

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Estimate of increase in Provision for Credit losses for non-PCD Unsecuritized loans held for investment estimated lifetime losses	5,507
Estimate of the increase in the Provision for Credit losses for non-PCD Loans held in consolidated trusts estimated lifetime losses	915

Net pro forma transaction accounting adjustments to Provision for credit losses	$6,422

(f) Represents an adjustment of $150 million to Professional services expense within Non-interest expense to reflect one-time transaction fees and expenses incurred related to the Mergers, which consist of professional, legal, and other merger related fees.

(g) Represents adjustments to Non-interest expenses consisting of the following:

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments:
Amortization of intangible assets – Purchased Credit Card Relationships	$2,557
Amortization of intangible assets – Core Deposits	64

Net pro forma transaction accounting adjustments to Amortization of intangibles expense	$2,621

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $262 million for the year ended December 31, 2023. Pro forma amortization is preliminary and based on the use of sum of the year’s digits method. The amount of amortization following the Mergers may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

The effect on operating results for the five years following the Mergers based on the use of sum of the year’s digits for the Purchased Credit Card Relationships is as follows:

(in millions)	Effect on Operating Results
For the Year Ended December 31,
2023	$2,557
2024	2,191
2025	1,826
2026	1,461
2027	1,096

(h) Represents an adjustment to record the estimated income tax impact of the pro forma adjustments utilizing a statutory income tax rate in effect of 24.4% for the year ended December 31, 2023. The effective tax rate of Capital One following the Mergers could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the pro forma tax rate will likely vary from the actual effective rate in periods subsequent to completion of the Mergers. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(i) Represents the adjustment to earnings per share for the year ended December 31, 2023 to present pro forma basic and diluted weighted average shares of Capital One following the Mergers using the historical weighted average shares of Capital One Common Stock outstanding combined with the additional Capital One Common Stock issued in conjunction with the Mergers. Due to the net loss for the year ended December 31, 2023, there are no common shares added to calculate dilutive earnings per share because the effect would be anti-dilutive. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted earnings per share:

(in millions, except per share data)	For the Year Ended December 31, 2023
Pro forma net income (loss) attributable to common shareholders	$(361)
Historical weighted average Capital One Common Stock outstanding – Basic and Diluted	382.4
Issuance of shares to Discover Common Stock shareholders	255.4

Pro forma weighted average shares – Basic and Diluted	637.8

Pro forma basic and diluted earnings per share	$(0.57)